Exhibit 4.4

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (THE “ACT”).  THEY MAY NOT BE OFFERED FOR SALE OR SOLD, ABSENT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT.

WARRANT

Omagine, Inc.

SHARES OF COMMON STOCK

This certifies that Roger Tempest or any party to whom this Warrant is assigned in accordance with its terms is entitled to subscribe for and purchase one million (1,000,000) shares of the Common Stock of Omagine, Inc., a Delaware, USA corporation, on the terms and conditions of this Warrant.

1.                 Definitions.                      As used in this Warrant, the term:

1.1
“Business Day” means any day other than a Saturday, Sunday, or a day on which banking institutions in the State of New York in the United States of America are authorized or obligated to be closed by law or by executive order.

1.2	“Common Stock” means the Corporation’s $.001 par value common stock.

1.3	“Corporation” means Omagine, Inc., a Delaware, USA corporation.

1.4	“Exercise Date” means any date on which the Holder exercises all or a portion of this Warrant.

1.5
“Exercise Price” means, per share of Common Stock, the greater of (a) the Floor Price, or (b) eighty percent (80%) of the of the Market Price on the Trading Day immediately preceding the relevant Exercise Date.

1.6	“Expiration Date” means June 23, 2016.

1.7	“Floor Price” means $1.00 per share of Common Stock.

1.8	“Holder” means Roger Tempest or any party to whom this Warrant is assigned in accordance with its terms.

1.9	“1933 Act” means the United States Securities Act of 1933, as amended.

1.10
“Market Price" means for any Trading Day, the closing sale price of the Common Stock on the Principal Market for such Trading Day, or if there are no sales of Common Stock on such Trading Day, then Market Price shall mean the average of the closing bid price and the closing ask price (as reported by Bloomberg L.P.) of the Common Stock on the Principal Market for such Trading Day, or if the Common Stock is not traded on a Principal Market, the highest reported bid price for the Common Stock for such Trading Day, as furnished by the National Association of Securities Dealers, Inc.

1.11
“Principal Market” means the NASDAQ Stock Market, the NYSE Euronext, the New York Stock Exchange, or the over-the-counter market whichever is at the relevant time the principal trading exchange or market for the Common Stock.

1.12
“Subscription Agreement” means that certain Subscription Agreement dated June 13, 2014 executed by the Holder and accepted by the Corporation and under which Holder, among other things, subscribed for this Warrant.

1.13	“Trading Day” means any day during which the Principal Market shall be open for business.

1.14	“Warrant” means this Warrant and any warrants delivered in substitution or exchange for this Warrant in accordance with the provisions of this Warrant.

2.                 Exercise of Warrant.  At any time before the Expiration Date, the Holder may exercise the purchase rights represented by this Warrant, in whole or in part, by surrendering this Warrant (with a duly executed subscription certificate substantially in the form attached hereto) at the Corporation’s principal office in New York City, New York, and by paying the Corporation, by certified or cashier’s check or by wire transfer of funds, the aggregate Exercise Price in United States Dollars for the shares of Common Stock being purchased.

2.1
Delivery of Certificates. Within thirty (30) days after each exercise of the purchase rights represented by this Warrant, the Corporation shall deliver a certificate for the shares of Common Stock so purchased to the Holder and, unless this Warrant has been fully exercised or expired, a new Warrant representing the balance of the shares of Common Stock subject to this Warrant.

2.2
Effect of Exercise. The person entitled to receive the shares of Common Stock issuable upon any exercise of the purchase rights represented by this Warrant, shall be treated for all purposes as the holder of such shares of record as of the close of business on the date of receipt by the Corporation of the aggregate Exercise Price relevant to such exercise.

2.2	Issue Taxes. The Corporation shall pay all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock upon exercise of this Warrant.

3.                 Stock Fully Paid; Reservation of Shares. The Corporation covenants and agrees that all securities that it may issue upon the exercise of the rights represented by this Warrant will, upon issuance, be fully paid and nonassessable and free from all taxes, liens and charges. The Corporation further covenants and agrees that, during the period within which the Holder may exercise the rights represented by this Warrant, the Corporation shall at all times have authorized and reserved for issuance enough shares of its Common Stock or other securities for the full exercise of the rights represented by this Warrant. The Corporation shall not, by amendment to its Articles of Incorporation or through reorganization, consolidation, merger, dissolution, issue or sale of securities, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant.

4.                 Adjustments. The Exercise Price and the number of shares of Common Stock that the Corporation must issue upon exercise of this Warrant shall be subject to adjustment in accordance with Sections 4.1 through 4.3.

         4.1   Adjustment to Exercise Price for Combinations or Subdivisions of Common Stock. If the Corporation at any time or from time to time after the date hereof (1) declares or pays, without consideration, any dividend on the Common Stock payable in Common Stock; (2) creates any right to acquire Common Stock for no consideration; (3) subdivides the outstanding shares of Common Stock (by stock split, reclassification or otherwise); or (4) combines or consolidates the outstanding shares of Common Stock, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Corporation shall proportionately increase or decrease the Exercise Price, as appropriate, so that the Holder shall be entitled to receive the same number of shares of Common Stock to which he would have been entitled had the Warrant been issued immediately prior to such transaction.

         4.2   Adjustments for Reclassification and Reorganization. If the Common Stock issuable upon exercise of this Warrant changes into shares of any other class or classes of security or into any other property for any reason other than a subdivision or combination of shares provided for in Section 4.1, including without limitation any reorganization, reclassification, merger or consolidation, the Corporation shall take all steps necessary to give the Holder the right, by exercising this Warrant, to purchase the kind and amount of securities or other property receivable upon any such change by the owner of the number of shares of Common Stock subject to this Warrant immediately before the change.

         4.3   Spin Offs. If the Corporation spins off any subsidiary by distributing to the Corporation’s shareholders as a dividend or otherwise any stock or other securities of the subsidiary, the Corporation shall reserve until the Expiration Date enough of such shares or other securities for delivery to the Holder upon any exercise of the rights represented by this Warrant to the same extent as if the Holder owned of record all Common Stock or other securities subject to this Warrant on the record date for the distribution of the subsidiary’s shares or other securities.

         4.4   Certificates as to Adjustments. Upon each adjustment or readjustment required by this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with this Section and prepare and furnish to the Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.

5.                 Fractional Shares. The Corporation shall not issue any fractional shares in connection with any exercise of this Warrant, and with respect to any fractional shares remaining upon exercise hereof; such fractional shares shall be cancelled.

6.                 Dissolution or Liquidation. If the Corporation dissolves, liquidates or winds up its business before the exercise or expiration of this Warrant, the Holder shall be entitled, upon exercising this Warrant, to receive in lieu of the shares of Common Stock or any other securities receivable upon such exercise, the same kind and amount of assets as would have been issued, distributed or paid to it upon any such dissolution, liquidation or winding up with respect to such shares of Common Stock or other securities, had the Holder been the holder of record on the record date for the determination of those entitled to receive any such liquidating distribution or, if no record is taken, upon the date of such liquidating distribution. If any such dissolution, liquidation or winding up results in a cash distribution or distribution of property which the Corporation’s Board of Directors determines in good faith to have a cash value in excess of the Exercise Price provided by this Warrant, then the Holder may, at its option, exercise this Warrant without paying the aggregate Exercise Price and, in such case, the Corporation shall, in making settlement to Holder, deduct from the amount payable to Holder an amount equal to such aggregate Exercise Price.

7.	Transfer and Exchange.

7.1
Transfer. Subject to Section 7.3 hereof the Holder may transfer all or part of this Warrant at any time on the books of the Corporation at its principal office upon surrender of this Warrant, properly endorsed. Upon such surrender, the Corporation shall issue and deliver to the transferee a new Warrant or Warrants representing the Warrants so transferred. Upon any partial transfer, the Corporation shall issue and deliver to the Holder a new Warrant or Warrants with respect to the Warrants not so transferred.

7.2
Exchange. The Holder may exchange this Warrant at any time at the principal office of the Corporation for Warrants in such denominations as the Holder may designate in writing. No such exchanges will increase the total number of shares of Common Stock or other securities that are subject to this Warrant.

7.3
Securities Act of 1933. By accepting this Warrant, the Holder agrees that this Warrant and the shares of the Common Stock issuable upon exercise of this Warrant may not be offered or sold except in compliance with the 1933 Act, and then only with the recipient’s agreement to comply with this Section 7 with respect to any resale or other disposition of such securities. The Corporation may make a notation on its records in order to implement such restriction on transferability. The Corporation and the Holder agree that all the terms and conditions of the Subscription Agreement are hereby incorporated herein by reference as if fully set forth herein.

    8            Loss or Mutilation. Upon the Corporation’s receipt of reasonably satisfactory evidence of the ownership and the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) of a reasonably satisfactory indemnity or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Corporation shall execute and deliver a new Warrant to the Holder.

    9.          Successors. All the covenants and provisions of this Warrant shall bind and inure to the benefit of the Holder and the Corporation and their respective successors and assigns.

    10.        Notices.
Unless otherwise specifically provided herein, all notices, consents, approvals, agreements or other communications required or permitted to be given under or in connection with this Warrant shall be in writing and shall be delivered by one of the following means: (a) by hand; (b) by facsimile transmission to those parties with fax numbers indicated below (with subsequent written confirmation by another means in compliance with this Section 10); (c) by registered or certified mail, first class postage prepaid, return receipt requested; or (d) by a United States nationally recognized courier service, addressed to the respective addresses of the parties as follows:

If to the Holder, then to:

Roger Tempest
c/o The Estate Office
Broughton Hall
Skipton
Yorkshire
BD23 3AE
United Kingdom

If to the Corporation, then to:

Omagine, Inc.
350 Fifth Avenue, 48th Floor
New York, NY  10118
ATT: President
Fax: 212-563-3355

or to such other address as any party shall designate for himself or itself by notice to the other parties given in accordance herewith. Any such notice or other communication shall be deemed to have been given or made (i) upon delivery, if delivered personally, (ii) one (1) business day after transmission, if delivered by facsimile transmission during normal business hours in the country of receipt, (iii) three (3) business days after mailing, if mailed, or (iv) three (3) business days after delivery to the courier, if delivered by a United States nationally recognized courier service.

    11.        Amendment. This Warrant may be amended only by an instrument in writing signed by the Corporation and Holder.

    12.        Construction of Warrant. In this Warrant (i) words denoting the singular include the plural and vice versa, (ii) “it” or “its” or words denoting any gender include all genders, (iii) the word “including” shall mean “including without limitation,” whether or not expressed, (iv) any reference herein to a Section refers to a Section of this Warrant, unless otherwise stated, (v) when calculating the period of time within or following which any act is to be done or steps taken, the date which is the reference day in calculating such period shall be excluded and if the last day of such period is not a business day in the United States, then the period shall end on the next day which is a business day in the United States, and (vi) except as otherwise expressly provided herein, all dollar amounts are expressed in United States funds. This Warrant shall be construed as a whole and in accordance with its fair meaning. This Warrant has been negotiated by both parties and its language shall not be construed for or against any party.

    13.        Governing Law; Jurisdiction; Venue.  This Warrant shall be governed by, and construed and enforced in accordance with, the laws of the State of New York of the United States of America applicable to contracts made and to be entirely performed therein and without regard to principles of conflict of laws. Any litigation based hereon, or arising out of, under or in connection with this Warrant shall be brought and maintained exclusively in the courts of the State of New York or in the United States District Court for the Southern District of New York.

Dated as of  June 24, 2014

OMAGINE, INC.	Attest:

/s/ Charles P. Kuczynski	/s/ William Hanley
Charles P. Kuczynski	William Hanley
Vice-President & Secretary	Controller

APPENDIX 1

SUBSCRIPTION CERTIFICATE

(To be executed only upon exercise of Warrant)

The undersigned registered owner of this Warrant (the “Holder”) irrevocably exercises this Warrant and agrees to purchase_________shares of $.001 par value common stock (“Common Stock”) of Omagine, Inc. (the “Company”), all at the price and on the terms and conditions specified in this Warrant.

ISSUE OF A NEW WARRANT

(To be executed only upon partial exercise, exchange or partial transfer of Warrant)

Please issue ____Warrants, each representing the right to purchase shares of Common Stock of the Company to the registered holder.

FORM OF ASSIGNMENT

(To be executed only upon assignment of Warrant)

FOR VALUE RECEIVED, the undersigned registered Holder of this Warrant sells, assigns and transfers unto the Assignee named below all of the rights of the undersigned under the Warrant, with respect to the number of shares of Common Stock set forth below (the “Transfer”):

Name of Assignee	Address	No. of Shares

The undersigned irrevocably constitutes and appoints __________ as the undersigned’s attorney-in-fact, with full power of substitution, to make the Transfer on the books of the Company.

The Holder understands that the Warrants were issued by the Company pursuant to the exemption from registration under the United States Securities Act of 1933, as amended (the “Act”), provided by Rule 506 of Regulation D thereunder; and

1.           The Holder represents and warrants that all offers and sales by the Holder of the Common Stock issued to the Holder upon such exercise of the Warrant(s) shall be made in compliance with and pursuant to the registration provisions of the Act or pursuant to an exemption from registration.

2.           The Holder is familiar with and understands the terms and conditions and requirements contained in the Act.

Dated:
(Signature of Holder)

NAME OF HOLDER:

Street Address:

City:

State:

Zip/Postal Code:

Country: